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                         INVESTMENT ADVISORY AGREEMENT

                  INVESTMENT ADVISORY AGREEMENT, dated July __, 1999, between DLJdirect Mutual Funds and its three series, DLJdirect Technology Fund, DLJdirect S&P 500 Fund and DLJdirect Growth Fund (individually, each a "Fund" and collectively, the "Trust"), a Delaware business trust, and DLJ Investment Management Corp. (the "Adviser"), a Delaware corporation.

                  In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

                  1. In General

                  The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the Trust's assets and to supervise and arrange the purchase and sale of securities and other assets held in the investment portfolio of the Trust in accordance with the Trust's objectives and policies. The Adviser may delegate any or all of its responsibilities to one or more sub-advisers or administrators, subject to the approval of the Board of Trustees of the Trust. Such delegation shall not relieve the Adviser of its duties and responsibilities hereunder.

                  2. Duties and obligations of the Adviser with respect to
                     investments of assets of the Trust

                     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Trust's Board of Trustees, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Trust's assets in accordance with the Trust's objectives and policies and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Trust and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Trust, (ii) supervise continuously the investment program of the Trust and the composition of its investment portfolio, (iii) arrange, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and all other assets held in the investment portfolio of the Trust, (iv) retain, from time to time, in its sole discretion, one or more sub-adviser(s) (each, a "Sub-Adviser") that shall act as sub-adviser with







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respect to certain assets designated by the Advisor, in its sole discretion, to be managed by such Sub-Adviser in accordance with the terms and conditions set forth herein and to supervise each Sub-Adviser and (v)oversee the administration of all aspects of the Trust's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in Section 9 herein in accordance with the terms and conditions provided below. Nothing contained herein shall be construed to restrict the Trust's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Trust's shares.

                  (b) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended (the "Act"), and of any rules or regulations in force thereunder, (ii) any other applicable provision of law,
(iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time, (iv) the investment objectives, policies and restrictions applicable to the Trust as set forth in its Registration Statement on Form N-1A and (v) any policies and determinations of the Board of Trustees of the Trust.

                     (c) The Adviser will seek to provide qualified personnel to fulfill its duties hereunder and will bear all costs and expenses (including any overhead and personnel costs) incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the Act) of the Adviser except that the Board of Trustees of the Trust may approve reimbursement to the Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust and Fund operations (other than the provision of investment advice) of all personnel employed by the Adviser who devote substantial time to Trust operations. Subject to the foregoing, the Trust shall be responsible for the payment of all the Trust's other expenses, including (i) payment of the fees payable to the Adviser under Section 5 hereof; (ii) organizational expenses;
(iii) brokerage fees and commissions; (iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the Trust officers and employees, and trustees' and officers' errors and omissions insurance coverage; (vii) legal, auditing and accounting fees and expenses; (viii) charges of the Trust's custodian, transfer

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agent and dividend disbursing agent; (ix) the Trust's pro rata portion of dues, fees and charges of any trade association of which the Trust is a member; (x) the expenses of printing, preparing and mailing proxies and reports, including the Trust's prospectus and statement of additional information, and notices to shareholders; (xi) filing fees for the registration or qualification of the Trust and its shares under federal or state securities laws; (xii) the fees and expenses involved in registering and maintaining registration of the Trust's shares with the Securities and Exchange Commission; (xiii) the expenses of holding shareholder meetings; (xiv) the compensation, including fees, of any of the Trust's trustees, officers or employees who are not affiliated persons of the Adviser; (xv) all expenses of computing the Trust's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Trust's investment portfolio; (xvi) expenses of personnel performing shareholder servicing functions and all other distribution expenses payable by the Trust; and (xvii) litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Trust.

                     (d) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, directors, employees, agents or controlling persons shall not be liable for any act or omission or for any loss sustained by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the Trust may have which may not be waived under applicable law.

                     (e) Nothing in this Agreement shall prevent the Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

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                  3. Portfolio Transactions and Brokerage

                  (a) The Adviser is authorized, for the purchase and sale of the Trust's portfolio securities, to employ such securities brokers and dealers as may, in the judgment of the Adviser, implement the policy of the Trust to obtain the best net results taking into account such factors as price, including commission or dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Trust's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Trust in accordance with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended.

                  (b) In the course of the Adviser's execution of portfolio transactions for the Trust, it is agreed that the Adviser shall employ securities brokers and dealers which, in its judgment, will be able to satisfy the policy of the Trust to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this agreement, "best execution" shall mean prompt, efficient and reliable execution at the most favorable price obtainable. Under such conditions as may be specified by the Trust's Board of Trustees in the interest of its shareholders and to ensure compliance with applicable law and regulations, the Adviser may (a) place orders for the purchase or sale of the Trust's portfolio securities with its affiliate, (b) pay commissions to brokers other than its affiliate which are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Adviser to be useful or desirable in the performance of its duties hereunder and for the investment management of other advisory accounts over which it or its affiliates exercise investment discretion; and (c) consider sales by brokers (other than its affiliate distributor) of shares of the Trust and any other mutual fund for which it or its affiliates act as investment adviser, as a factor in its selection of brokers and dealers for the Trust's portfolio transactions.

                  4. Agency Cross Transactions. From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients securities which the Adviser's investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.

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Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client's consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser's part regarding the advisory client. The Securities and Exchange Commission has adopted a rule under the Investment Advisers Act of 1940, as amended which permits the Adviser or its affiliates to participate on behalf of the Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, each Fund authorizes the Adviser or its affiliates to participate in agency cross transactions involving the Account. Each Fund may revoke its consent at any time by written notice to the Adviser.

                     5. Compensation of the Adviser

                        (a) With respect to DLJdirect Technology Fund, the Trust agrees to pay to the Adviser out of the Trust's assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser as such, (other than any amounts payable to the Adviser pursuant to paragraph 5(b)) a fee computed and payable monthly in an amount equal to .875% of the DLJdirect Technology Fund's first $500 million of average daily net assets, with such amount reduced to (i) .75% of such Fund's next $500 million of average daily net assets and (ii) .625% of such Fund's average daily net assets over $1 billion, each on an annualized basis. With respect to DLJdirect Growth Fund, the Trust agrees to pay to the Adviser out of the Trust's assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser as such, (other than any amounts payable to the Adviser pursuant to paragraph 5(b)) a fee computed and payable monthly in an amount equal to the aggregate of .75% of DLJdirect Growth Fund first $500 million with such amount reduced to .625% of such Fund's average daily net assets over $500 million on an annualized basis. With respect to DLJdirect S&P 500 Fund, the Trust agrees to pay to the Adviser out of the Trust's assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser as such, (other than any amounts payable to the Adviser pursuant to paragraph 5(b)) a fee computed and payable monthly in an amount equal to the aggregate of .25% of

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DLJdirect S&P 500 Fund's first $500 million with such amount reduced to .20% of such Fund's average daily net assets over $500 million on an annualized basis. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

                        (b) The Trust will pay the Adviser separately for any costs and expenses incurred by the Adviser in connection with distribution of each of the Fund's shares in accordance with the terms (including proration or nonpayment as a result of allocations of payments) of Plans of Distribution (collectively, the "Plan") adopted by the Trust pursuant to Rule 12b-1 under the Act as such Plan may be in effect from time to time; provided, however, that no payments shall be due or paid to the Adviser hereunder unless and until this Agreement shall have been approved by Board Approval and Disinterested Board Approval (as such terms are defined in such Plan). The Trust reserves the right to modify or terminate such Plan at any time as specified in the Plan and Rule 12b-1, and this subparagraph shall thereupon be modified or terminated to the same extent without further action of the parties. The persons authorized to direct the payment of the funds pursuant to this Agreement and the Plan shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly a written report of the amount so paid and the purposes for which such expenditures were made.

                        (c) For purposes of this Agreement, the net assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the net asset value of the Trust's shares.

                        6. Net Asset Value Calculation Errors

                           To the extent the Adviser provides inaccurate
information to the transfer agent or any other party that calculates either Fund's daily net asset value and such information results in an error in the calculation of such Fund's net asset value, the Adviser shall bear all costs and expenses in connection with such error.

                        7. Indemnity

                           (a) The Trust hereby agrees to indemnify the Adviser
and each of the Adviser's directors, officers, employees, agents (including any sub-advisers), associates and controlling persons and the partners, directors, officers, employees and agents thereof (including any individual who

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serves at the Adviser's request as director, officer, partner, trustee or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Trust and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust. Notwithstanding the foregoing the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Trust cannot lawfully waive.

                           (b) The Trust shall make advance payments in
connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee's

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good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee's undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

                           (c) All determinations with respect to
indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

                           The rights accruing to any Indemnitee under these
provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

                  8. Duration and Termination

                  This Agreement shall become effective on the date it is approved by the shareholders of the Trust and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

                  This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty days written notice (which notice may be waived by the Trust) or may be terminated by the Trust at any time without penalty

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upon giving the Adviser sixty days notice (which notice may be waived by the
Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a "majority" (as defined in the Act) of the voting securities of the Trust at the time outstanding and entitled to vote or with respect to paragraph 4(b), by a majority of the Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan. This Agreement shall terminate automatically in the event of its assignment (as assignment is defined in the Act).

                           9. Administrative Services

                           (a) The administrative services to be provided or
arranged for by the Adviser for the trust include the following: (i) maintaining each Fund's books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by each Fund's custodian, transfer agent and dividend disbursing agent, (ii) transmitting purchase and redemption orders for each Fund's shares to the extent not transmitted by each Fund's distributor or others who purchase and redeem shares, (iii) initiating all money transfers to each Fund's custodian and from each Fund's custodian for the payment of each Fund's expenses, investments, dividends and share redemptions, (iv) reconciling account information and balances among each Fund's custodian, transfer agent, distributor, dividend disbursing agent and the Adviser, (v) providing the Funds, upon request, with such office space and facilities, utilities and office equipment as are adequate for each Fund's needs, (vi) preparing, but not paying for, all reports by the Trust, on behalf of each Fund, to their shareholders and all reports and filings required to maintain the registration and qualification of each Fund's shares under federal and state law including periodic updating of the Trust's registration statement and Prospectus (including its Statement of Additional Information), (vii) supervising the calculation of the net asset value of each Fund's shares, (viii) preparing notices and agendas for meetings of each Fund's shareholders and the Trust's Board of Trustees as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Trustees and (ix) other services generally performed by administrators of funds.

                           (b) In connection with such administrative services
described in paragraph (a) of this Section and in addition to the compensation described in Section 4 herein,

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the Adviser shall be reimbursed by the Trust for all costs and expenses
(including out-of-pocket expenses) and the pro rata portion of the direct and indirect costs of personnel including, but not limited to, the salaries, bonuses, health insurance, retirement benefits and all similar employment costs of such persons for the time spent providing such administrative services.

                  10. Notices

                  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

                  11. Governing Law

                  This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein and in accordance with the applicable provisions of the Act.

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                  IN WITNESS WHEREOF, the parties hereto have caused the
foregoing instrument to be executed by their duly autho rized officers, all as of the day and the year first above written.

                                        DLJdirect MUTUAL FUNDS, on
                                        behalf of each of its series

                                        DLJdirect Technology Fund
                                        DLJdirect S&P 500 Fund
                                        DLJdirect Growth Fund



                                        By _____________________________________
                                           Name:
                                           Title:


                                        DLJ INVESTMENT MANAGEMENT CORP.

                                        By _____________________________________
                                           Name:
                                           Title


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